Exhibit 10.10

475 Quaker Meeting Hse Honeoye Falls, NY 14472

EMPLOYMENT AGREEMENT- Updated 1/29/21

This Employment Agreement (this “Agreement”) is made effective upon dated signature by all parties, by and between:

HYZON Motors Inc (“HYZON” or the “Employer”)

10 Carriage Street

Honeoye Falls, New York 14472

and

Gary Robb (the “Employee”)

A)	The Employer is engaged in the business of development, manufacturing and supply of fuel cell systems, vehicles and services.

B)	The Employer desires to receive the services of Gary Robb.

C)	Gary Robb will primarily perform the job duties at the following locations:

•	475 Quaker Meeting House Rd

Honeoye Falls, NY 14472

•	10 Carriage Street

Honeoye Falls, NY 14472

D)	Gary Robb is an at will employee of the Employer. Either party can terminate the employment agreement at any time for any lawful reason.

Therefore, the parties agree as follows:

1)	EMPLOYMENT

The Employer shall employ the Employee as the Chief Technology Officer reporting to George Gu. The Employee shall provide to the Employer duties as needed. The Employee accepts and agrees to such employment beginning on April 1, 2020. The Employee agrees to be subject to the general supervision, advice and direction of the Employer and its supervisory personnel.

2)	BEST EFFORTS OF EMPLOYEE

As an employee of the Employer, the Employee is subject to the Employer’s policies and procedures and agrees to perform faithfully, industriously and to the best of their ability, experience and talents, all of the duties that may be

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required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Employer. Such duties shall be provided at such place as the needs, business or opportunities of the Employer may require from time to time.

3)	COMPENSATION FOR EMPLOYEE

As compensation for the services provided by the Employee under this Agreement, the Employer will pay the Employee an annual base salary of $200,000 payable every other week and subject to applicable federal, state and local withholding. In addition, there is an agreement of 3 years salary guaranteed and a 5% annual increase to take place on each anniversary date. Outside of this agreement upon termination, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid. Accrued vacation will be paid in accordance with state law and the Employer’s policies. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

4)	EXPENSE REIMBURSEMENT

The Employer will reimburse the Employee for approved “out-of-pocket” expenses incurred in accordance with the Employer’s policies.

5)	RECOMMENDATIONS FOR IMPROVING OPERATIONS

The Employee shall provide the Employer with all information, suggestions, and recommendations regarding the Employer’s business, of which the Employee has knowledge, that will be of benefit to the Employer.

6)	CONFIDENTIALITY

The Employee recognizes that the Employer has and will have, and that the Employee may have access to, confidential information, including with respect to inventions, product information, designs, processes, trade secrets, know-how, and information relating to customers, customer lists, prices, costs, business plans, and other vital confidential information (collectively “Information”) which should be treated as valuable, special and unique assets of the Employer. The Employee will protect the Information and treat it as strictly confidential. The Employee agrees not to divulge, disclose, or communicate any Information to any third party without the prior written consent of the Employer. The Employee will not cause or allow confidential Information to be stored in any place other than where access in maintained, controlled and secured by the Employer. The Employee will provide written notification to the Employer in the event they are legally obligated to disclose confidential Information. Upon termination, if requested, the Employee will provide written acknowledgement that all property and Information has been returned to the Employer, and has not been shared with any third party, and that any electronic records have been permanently deleted.

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18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Employee has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7)	UNAUTHORIZED DISCLOSURE OF INFORMATION

If it appears that the Employee has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Employer shall be entitled to an injunction to restrain the Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

8)	CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT

The confidentiality provisions of this Agreement shall remain in full force in perpetuity after the voluntary or involuntary termination of the Employee’s employment.

9)	CONFLICTS

The Employee acknowledges employment with the Employer does not conflict with or violate any contract or agreement with any other employer, entity or person that could limit their ability to perform their work responsibilities. Further, any full time Employee agrees not to accept or continue in any job, consulting work, directorship, or employment that may conflict with Employee’s duties and responsibilities without the written approval of the Employer. The Employee agrees not to use or disclose any secret or confidential information of other parties including prior employers.

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10)	INTELLECTUAL PROPERTY

The	Employee agrees that:

10.1)

All inventions, discoveries, developments, trade secrets, know-how, ideas, methods, software and other work product created, reduced to practice or conceived at any time during their employment, and all rights therein and thereto (collectively, “Work Product”), are and shall remain the exclusive property of the Employer.

10.2)	All work performed is on a “work for hire” basis, and the Employee shall assign and hereby assigns to the Employer all rights, title and interests in and to all Work Product.

10.3)	All Work Product will be disclosed promptly, and the Employee will assist the Employer, at its request, to obtain patents for those Work Product in any selected countries.

10.4)	They will maintain written or electronic records of all such Work Product.

10.5)

Upon termination of employment, they will promptly deliver all records belonging to the Employer created or acquired during performance of their duties including all copies of materials they possess or have under their control.

10.6)	During and after their employment they will cooperate with the Employer in the acquisition, maintenance and enforcement of all intellectual property.

10.7)

During and after their employment they will sign and support all documents necessary to the Employer to protect its rights and interests in any company related developments, including any Work Product. If the signature of the Employee cannot reasonably be secured, The Employer is authorized to execute any such documents on the behalf of the Employee.

10.8)

Notwithstanding any of the forgoing, Sections 10.1 through 10.7 will not apply to any Work Product the assignment of which is prohibited under applicable law or rule, including California Labor Code Section 2870 (restated in its entirety below).

“California Labor Code Section 2870

(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely

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on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)     Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)     Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

10.9)

To the extent the Employee incorporates into any product, service or process of the Employer any intellectual property that is not or cannot be, as a matter of law (including as set forth in Section 10.8), assigned to the Employer under this Section 10, the Employee hereby grants to the Employer an irrevocable, perpetual, worldwide, non-exclusive, fully sublicensable, transferable, royalty-free and fully paid-up license to reproduce, make derivative works of, distribute, publicly perform, and publicly display such intellectual property, and make, have made, use, sell, import, export, offer for sale, and otherwise exploit any products and services of the Employer that include or are based on such intellectual property.

11)	NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES

The Employee agrees that during their employment and for one year after their employment ends (for any reason) they will not directly or indirectly solicit or accept business from any customers of the Employer with whom he/she interacted during their employment. The Employee agrees that for one year after their employment ends (for any reason) they will not directly or indirectly attempt to employ any employee of the Employer or encourage any employee to end their employment.

12)	NON-DISPARAGEMENT

The Employee agrees that during their employment and for one year after their employment ends (for any reason) he/she will not interfere with the Employer’s business operations or relationships and further will not disparage the Employer or its employees.

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13)	EMPLOYEE’S INABILITY TO CONTRACT FOR EMPLOYER

The Employee shall not have the right to make any contracts or commitments for or on behalf of the Employer without first obtaining the express written consent of the Employer.

14)	BENEFITS

The Employee shall be entitled to employment benefits, as provided by the Employer’s policies in effect during the term of employment. These benefits include:

14.1)     Stock Options

The Employee was granted 1,000,000 options to purchase shares of HYZON Motors Inc. You received 166,665 vested immediately and the rest of these stocks will vest 166,667 for the next 5 years.

14.2)     Health Care

The Employer will provide health insurance for the Employee and family. Coverage for 2020/2021 will include the Excellus BlueCross BlueShield Gold 17 Hybrid Plan. The coverage plans are reviewed by the Employer on an annual basis and are subject to change to ensure the most competitive and cost-effective options are available its employees. The employee has the option to opt out of the health insurance available from the Employer and in return will receive $5,000 annually (pro-rated), distributed equally over each pay period.

14.3)     Dental Care

The Employer will provide dental insurance for the Employee and family. Coverage for 2020 will include Excellus BCBS Dental Blue DBOC-4 Plan. The coverage plans are reviewed by the Employer on an annual basis and are subject to change to ensure the most competitive and cost-effective options are available to its employees.

14.4)     Vision Care

The Employer will provide vision insurance for the Employee and family. Coverage for 2020 will include Soltice – Davis Vision IC10 Plan. The coverage plans are reviewed by the Employer on an annual basis and are subject to change to ensure the most competitive and cost-effective options are available to its employees.

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14.5)     Holidays

The Employer will provide (10) paid Federal holidays plus (2) additional paid floating holidays.

14.6)     Vacation and Sick Days

The Employer will provide (20) paid vacation days per year, accrued bi-weekly. (1) vacation day will be added each anniversary date up to a maximum of 25 vacation days. Vacation time may be used prior to accruing it only with supervisory approval. For the first year of employment the number of granted vacation days will be prorated based on the Employee’s start date. At the end of each calendar year, any unused vacation time may be rolled over into the first three months of the following year only with supervisory approval.

The Employer will also provide 40 hours for sick time annually on January 1st of each year. This is to be used only for absences due to illness and with supervisory approval. Unused sick days will be rolled into the next year.

In the event of termination of employment, any vacation time accrued but not used will be paid to the Employee based on the policies of the Employer. Conversely, any vacation time that has been used ahead of accrual must be repaid by the Employee to the Employer. Unused sick time will not be paid out for any reason.

14.7)     Retirement

The Employer will provide a 401(k) retirement plan on the 1st of the month following the Employee start date. The Employer will contribute 5% of the Employee’s base salary evenly distributed during each pay period. The Employee is encouraged to defer a portion of their pay to best take advantage of the benefits of the retirement plan. The retirement plan is reviewed by the Employer on an annual basis and is subject to change to ensure the most competitive and cost-effective options are available to its employees.

14.8)     Life Insurance

The Employer will provide life insurance coverage equaling two times the Employee’s annual base salary up to a maximum of $250,000. The Employee has the option of increasing life insurance coverage at their own expense.

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14.9)     Enhanced Short Term Disability Insurance

Coverage of 60% of weekly salary loss to $2,000; benefits are eligible after a 7-day elimination period, All employees are eligible for the benefit on their date of hire.

Long Term Disability Insurance

Coverage of 60% of salary loss to $10,000 monthly; benefits are eligible after a 90-day elimination period. All employees are eligible for the benefit on their date of hire.

14.10     Annual Bonus Opportunities

The Employer will provide a performance bonus annually based on meeting documented objectives in the amount of 0-20% (Nominal 5% )of the Employee’s base salary based on the Employee’s individual performance and contributions to the company. Additionally, the Employer will provide a profit-sharing bonus annually based on annual success in the amount of 0-20% (Nominal 5%) of the Employee’s base salary based on the economic performance of the company. The bonus plans are reviewed by the Employer on an annual basis. The Employer maintains authority to change the timing and amounts of annual bonus payments. Bonus payments are not guaranteed from year to year. For the first year of employment any bonuses will be prorated based on the Employee’s start date.

15)	TERM/TERMINATION

The Employee’s employment under this Agreement shall be for an unspecified term on an “at will” basis. Employees who resign are expected to give one month written notice. If the Employer shall so terminate this Agreement, the Employee shall be entitled to continued payment of base salary for one month per year of service (up to 36 months) beyond the termination date of such termination, unless the Employee is terminated with cause as determined by the Employer’s sole digression. If the Employee is in violation of this Agreement, the Employer may terminate employment without notice and with compensation to the Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee’s exclusive remedy.

16)	COMPLIANCE WITH EMPLOYER’S RULES

The Employee agrees to comply with all of the Employer’s rules and regulations.

17)	RETURN OF PROPERTY

Upon termination of this Agreement, the Employee shall deliver to the Employer all property which is the Employer’s property or related to the Employer’s business (including keys, records, notes, data, memoranda, models and equipment) that is in the Employee’s possession or under the Employee’s control.

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18)	NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer

HYZON Motors Inc

Karen Jenkins

Human Resources Director

475 Quaker Meeting Hse Rd

Honeoye Falls, New York 14472

Employee

Gary Robb

85 East Street

Honeoye Falls, NY14472

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19)	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20)	AMENDMENT

This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21)	SEVERABILITY

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement in invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

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22)	WAIVER OF CONTRACTUAL RIGHT

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23)	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of New York.

24)	INTERPRETATION

The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to a section, such reference is to a section of this Agreement; (ii) whenever the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and (iv) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time.

25)	THIS AGREEMENT IS CONTINGENT UPON:

25.1)     Agreement to Background Check

The Employer requests the Employee agree to a background check which may include criminal history, employment references, driving record, license verification and social media review. The Employee will be notified regarding any specific background checks prior to them being run. The Employer retains the sole discretion to determine the acceptability of the results of any background check.

25.2)     Employment Eligibility Verification

The Employer requests the Employee confirm employment eligibility and, if asked, complete the U.S. Government Employment Eligibility Verification form (I-9) and provide documents that verify identity and employment eligibility.

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SIGNATURE PAGE

This Agreement is executed and made effective as of the latest of the dated signatures of all parties below. By signing below, the parties acknowledge their responsibility to comply with the terms and conditions of this Agreement.

/s/ Zhijun (George) Gu	Feb 12th 2021
Zhijun (George) Gu	Date
Executive Chairman
HYZON Motors Inc

/s/ Craig Knight
Craig Knight	Date
Chief Executive Officer
HYZON Motors Inc

/s/ Gary Robb	12 Feb 21
Gary Robb	Date

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